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As filed with the Securities and Exchange Commission on December 13, 2010

Registration Statement No. 333-155702

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCANA Corporation
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation or organization)

57-0784499
(I.R.S. Employer Identification Number)

100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald T. Lindsay, Esq.
Senior Vice President and General Counsel
100 SCANA Parkway
Cayce, South Carolina 29033
(803) 217-8634
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

John W. Currie, Esq.
McNair Law Firm, P.A.
1221 Main Street, Suite 1800
Columbia, SC 29201
(803) 799-9800

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Exchange Act Rule 12b-2).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

        This Post-Effective Amendment No. 1 is being filed by the registrant to update the prospectus and to amend Exhibit 4.05 to reflect a recent amendment and restatement thereof.

4,718,832 SHARES

SCANA CORPORATION
100 SCANA Parkway
Cayce, South Carolina 29033

COMMON STOCK

SCANA INVESTOR PLUS PLAN

PROSPECTUS

        SCANA Corporation ("SCANA") hereby offers participation in its Investor Plus Plan (the "Plan"). The Plan is designed to provide investors with a convenient way to purchase shares of SCANA common stock and to reinvest in SCANA common stock all or a portion (not less than 10%) of the cash dividends paid on their SCANA common stock.

        This prospectus relates to 4,718,832 shares of SCANA common stock registered for purchase pursuant to the Plan.

        The Plan may purchase shares on the open market or directly from SCANA. The price of shares purchased on the open market for an investment date will be the weighted average purchase price (including commissions and any related service charges and taxes) of all shares purchased for the Plan for that investment date. The price of shares purchased directly from SCANA for an investment date will be the average of the high and low sales prices of SCANA common stock on the previous trading day.

        SCANA common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "SCG."

        Investing in SCANA common stock involves risks. See "Risk Factors" on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2010.

ABOUT THIS PROSPECTUS

        When this prospectus uses the words "SCANA," "we," "us," and "our," they refer to SCANA Corporation, unless otherwise expressly stated or the context otherwise requires.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan. All shares of our common stock sold under the Plan will be sold under that registration statement.

        This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations before making an investment decision.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the dates such information is or was presented, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are not offering the common stock pursuant to the Plan in any state where the offer is not permitted.

        We utilize the services of a registered broker-dealer as necessary to effect securities transactions under the Plan.

PLAN FEATURES—FREQUENTLY ASKED QUESTIONS

        The Plan offers a convenient and economical way to buy, hold and sell shares of SCANA common stock. Below are some frequently asked questions and answers about the Plan:

(1)
Who is eligible to participate in the Plan? Any United States resident may purchase shares through the Plan. Residents of some states will receive our information from a registered broker-dealer.

(2)
What is the minimum initial investment for the purchase of shares by a person who is not currently a SCANA stockholder? $250

(3)
What are our minimum and maximum cash investments? Our minimum cash investment is $25 per investment and our maximum is $100,000 in the aggregate per calendar year. A charge (currently $25) will be made against your Plan account for each check and bank draft that is returned by the bank for any reason. See "Miscellaneous Plan Charges."

(4)
How is the price of purchased shares determined? For shares purchased on the open market for an investment date, the price of your shares will be the weighted average purchase price of all shares purchased for the Plan that investment day. This will include brokerage commissions, any related service charges and taxes. For shares purchased directly from SCANA, we average the high and low sales prices of SCANA common stock on the trading date prior to an investment date, as reported on The New York Stock Exchange Composite Tape and published in The Wall Street Journal or, if not so reported, based on market quotations as we deem appropriate. For shares purchased on the open market, a commission is charged. The current commission charge is $0.06 per share, although such commission charge may be changed at any time. There is no commission charge if shares are purchased directly from SCANA. See "Miscellaneous Plan Charges."

(5)
What is the source of stock purchased through the Plan? At SCANA's discretion, stock for the Plan will be purchased on the open market or directly from SCANA.

(6)
How often are shares purchased by the Plan? The Plan invests in shares twice a month—usually on the 1st and 15th (or, if such days are not business days, the next business days). All cash received at least two business days prior to an investment date and all reinvested dividends are sent to the Plan's custodian (currently Merrill Lynch) on the investment date. The Plan has no control over the date on which the custodian purchases shares on the open market. When shares are purchased directly from SCANA, the custodian purchases the shares on the date the funds are received by the custodian. We have schedules for the cash due dates and we will send one to you upon request.
(7)
Is there a commission for selling shares through the Plan? Yes, a brokerage commission (currently $0.06 per share) is charged for selling shares through the Plan. See "Miscellaneous Plan Charges."

(8)
When are statements sent? We will send you a statement every time you have activity in your account such as a purchase, withdrawal or sale. Also, even if you have no activity in your account we always send an annual statement in January of each year. You should keep your statements. You will need them for tax purposes. Duplicate statements may be ordered. There is a minimum charge (currently $15) for a duplicate statement, which covers the first hour of research; if more research time is required there will be a charge (currently $10) for each additional hour. See "Miscellaneous Plan Charges."

(9)
Will SCANA send gift certificates? Absolutely. When you purchase shares for another person (or transfer shares from your own account to another person) and want us to send a gift certificate, let us know. Please send any Christmas gift requests before December 1.

(10)
Can you transfer shares from one account to another? Of course. We will send the required form upon request. However, we will not transfer shares until they have been held in your Plan account for at least two weeks.

(11)
Will SCANA issue a stock certificate for shares in my Plan account? Yes. We will be happy to issue a stock certificate. Please notify us in writing when you want one. We do not issue certificates for partial shares. There is a charge (currently $10 or two percent of the current market value, whichever is greater) to replace a lost or stolen stock certificate. See "Miscellaneous Plan Charges." No stock certificate will be issued for shares held in your account for less than two weeks. We recommend that you keep your stock certificates in a safe deposit box. SCANA will not charge for a stock certificate that is lost in the mail on its way to you, if the nonreceipt claim is made within a year of the issuance date.

(12)
If shares are held in "street name" by a stockbroker, can they participate in the Plan? No. You must ask your stockbroker to have the shares issued to you in a stock certificate if you want the shares to participate in the Plan.

(13)
Are reinvested dividends taxable income? Yes. Even reinvested dividends are taxable income. We will send you a 1099-DIV form or forms indicating your dividend income for the year.

(14)
Can you receive dividends in cash for shares held in a Plan account? You must reinvest at least 10% of the dividends that you receive on each share held in a Plan account, but the remainder of the dividends may be paid to you in cash. Just let us know how you want your dividends handled, and we will follow your instructions. We have a form which can be used for this purpose, which we will mail to you upon request.

MISCELLANEOUS PLAN CHARGES

Brokerage commission on shares purchased on the open market or sold through the Plan	$0.06 per share
Returned or declined check or bank draft	$25 per occurrence
Copies of paid checks	$10 per copy
Account research/history (duplication of details provided on statements)	$15 first hour, $10 each additional hour, per request
Replacement check	$10 each (no charge for first one)
Replacement for lost or stolen stock certificate	Greater of $10 or 2% of current market value of shares

        SCANA reserves the right to impose or modify any or all charges in the future. Plan participants should contact our Shareholder Services Department to obtain current information regarding Plan charges.

WHO ADMINISTERS THE PLAN

        Our Shareholder Services Department administers the Plan, keeps the records and sends statements. Merrill Lynch, the current custodian, acquires, holds and sells the shares on behalf of Plan participants. The telephone numbers and address for Plan matters are shown below.

 TELEPHONE NUMBERS, MAILING ADDRESS, ETC.

FOR INFORMATION ABOUT THE SCANA INVESTOR PLUS PLAN:

SCANA's Toll-Free Shareholder Services Number: (800) 763-5891

Shareholder Services Local Number: (803) 733-6817

Fax Number: [(803) 217-7389]

Any investments and all correspondence should be mailed to:

SCANA Corporation
Shareholder Services MC D131
Columbia SC 29218

        Please include your account number or social security number on all checks and money orders and on all correspondence, as well as a telephone number where you can be reached during regular business hours.

WHO PAYS THE PLAN'S COSTS

        We pay all of the administrative costs of the Plan. You will pay a brokerage commission and other costs when the Plan shares are purchased by the custodian on the open market. When the Plan buys the common stock directly from SCANA, you pay no brokerage commission. You will pay a brokerage commission if the Plan sells your common stock for you.

HOW TO ENROLL IN THE PLAN

        If you are already a holder of SCANA common stock we will enroll your shares in the SCANA Investor Plus Plan when we receive your completed and signed authorization form (which we will send to you upon request).

        If you are already a stockholder you may:

  (1)
  reinvest all or part (not less than 10%) of the dividends paid on your SCANA common stock in additional shares of SCANA common stock;

  (2)
  make additional investments of SCANA common stock up to $100,000 per calendar year (the minimum investment we can accept is $25 and we can draft your bank account on a monthly basis if you want to make regular investments);

  (3)
  send us your stock certificates for safekeeping in the Plan;

  (4)
  receive dividends on Plan shares by check or electronic deposit (we have a form for electronic deposit; let us know if you need it); and

  (5)
  purchase shares of SCANA common stock for family members or others and have gift certificates sent to recipients.

        If you are not currently a holder of SCANA common stock, we will establish your account (which will include all of the above features) when you send us an initial investment of at least $250 along with a completed enrollment form. Please notify us if you would like an enrollment form sent to you.

        You may receive enrollment information from a broker-dealer rather than directly from SCANA. Some state securities laws require that a registered broker-dealer send information to their residents; therefore, a registered broker-dealer will forward the prospectus and enrollment form to residents of those states.

        Below is some important information about dividend record dates and dividend payment dates that will affect reinvestment of your dividends. SCANA's Board of Directors sets dividend record dates and payment dates on a quarterly basis; however, the following approximate dates have generally applied in the past:

Record Date	Payment Date
around December 10	around January 1
around March 10	around April 1
around June 10	around July 1
around September 10	around October 1

        If your account is enrolled for reinvestment of dividends before a record date, your dividends can be reinvested on the next dividend payment date. For instance, if you enroll prior to December 10, your January 1 dividend can be reinvested. We will confirm receipt of your enrollment form.

        What about "street name" accounts? If your SCANA common stock is held by a stockbroker in "street name," you must have the stockbroker have the stock issued to you in your own name if you want the shares to participate in the Plan.

        We will gladly send you an enrollment form if you are not already a stockholder or an authorization form if you are currently a stockholder. If you would like to have either sent to you, call us at (800) 763-5891.

CASH INVESTMENTS

Minimum Investment	$25 per investment date
Maximum Investment	$100,000 in aggregate per calendar year

        You may purchase additional shares of SCANA common stock with cash investments.

Once you are enrolled in the Plan, you may send investments to SCANA of at least $25 per investment and not more than $100,000 in the aggregate per calendar year. All checks are subject to collection by SCANA and must be in United States dollars. A charge (currently $25) will be made against your Plan account for each check or bank draft that is returned or declined by the bank for any reason. See "Miscellaneous Plan Charges."

        Your investment may be made by check, money order or bank draft (automatic monthly debit of your bank account). Please contact us if you are interested in the bank draft option. The minimum investment of $25 also applies to your bank draft.

        You will not be paid interest on your cash investments that are received prior to the purchase of shares; therefore, you should send your investments to be received as close to the investment due date as possible. The investment due date is two full business days prior to the investment date.

        If your check or other investment is returned because of insufficient funds or any other reason, we will sell the shares purchased for you and enough additional shares to cover the applied charge (currently $25). See "Miscellaneous Plan Charges." The sale will be reported to the Internal Revenue Service, as required. You may have a tax liability as a result of the sale.

        SCANA will refund your investment upon request if the request is received at least three business days prior to the investment date.

        If you purchase shares through the Plan and fail to specify whether or not you want the dividends paid in cash or reinvested, we will reinvest the dividends earned by these shares.

 DATES WHEN SHARES ARE PURCHASED

        Investment Dates: Around the 1st and 15th of every month

        We send cash to the custodian twice monthly, usually on the 1st and 15th. Of course, all these dates are subject to adjustment for weekends and holidays. We must have all funds in hand at least two FULL business days prior to the investment date. If you would like to have a list of the investment due dates and investment dates, let us know, and we will send it to you. We process bank drafts on the 25th of the month, and all bank draft investments are sent to the custodian on the first of the month. The Plan has no control over the dates on which the custodian purchases shares on the open market. When shares are purchased directly from SCANA, the custodian purchases the shares on the date the funds are received by the custodian.

TWO-WEEK HOLDING PERIOD

        Shares purchased through the Plan may not be sold or issued in certificate form until the shares have been held in your Plan account for two weeks.

SUMMARY OF IMPORTANT DATES

        Dividend Record Date:    If you own stock on a record date, you will receive the next dividend payment.

        Dividend Payment Date:    Date the dividend is paid.

        Investment Dates:    Twice a month, usually on the 1st and 15th.

        Investment Due Date:    Two full business days prior to the investment date.

        Sale Dates:    We sell shares at least once every week.

PRICE OF PURCHASED SHARES

        The price of shares purchased on the open market for any investment date will be the weighted average of the purchase prices, including a brokerage commission, any related service charges and applicable taxes, for all shares purchased for the Plan for that investment date.

        The price of shares purchased directly from SCANA will be the average of the high and low sales prices of our common stock on the trading day just prior to the purchase date.

        As you know, the price of common stock fluctuates daily, and we have no control over this. You must bear the market risk associated with fluctuations in the price of common stock.

        We allocate shares to three decimal places, so be aware that there will usually be a partial share in your Plan account. This practice allows full investment of your dividends and cash investments.

PLAN STATEMENTS

        We mail statements as follows:

  (1)
  after each quarterly dividend is paid;

  (2)
  after investments on the 1st and 15th of the month for those who send in cash investments;

  (3)
  after any other account activity such as a sale or withdrawal of shares; and

  (4)
  in January of each year.

        The statements show the date of each purchase, the amount invested, the share price paid and the number of shares purchased with each investment, as well as the accumulated total shares held in your Plan account. The statements also show any withdrawals or sales.

        You should keep your statements for tax purposes. Statements give you the original cost of the shares. You will need this cost basis to determine gain or loss if you sell your shares. Duplicate statements may be ordered. There is a minimum charge (currently $15) for a duplicate statement. This charge covers the first hour of research. If more time is required there will be a charge (currently $10) for each additional hour. See "Miscellaneous Plan Charges."

        Your certificated shares (shares represented by actual stock certificates) will show on your statements reflecting dividend reinvestments and on statements sent to you when you make optional cash investments. The certificated shares will NOT show on statements issued at other times.

        You may detach the bottom portion of any statement and use it to send instructions to us. Our address is on the left side of the statement. Be sure to sign any instructions sent to us.

        We will mail to you a 1099-DIV form or forms by January 31 of each year reporting the SCANA dividends received by you during the prior year. In addition, if you sell shares through the Plan, we will send you a 1099-B reporting the sales proceeds. All 1099-DIV and 1099-B forms will be filed with the IRS. You will need these forms for your income tax records.

HOW TO DEPOSIT SHARES INTO THE PLAN

        You may deposit your certificated shares of SCANA common stock into the Plan by completing a Share Deposit Form and, if you are not a Plan participant, an Enrollment Form, or if you are a Plan participant, a Change Form, and delivering your certificates and the Share Deposit Form along with the Enrollment Form or the Change Form to SCANA. Deposited shares will be credited to your Plan account. Dividends paid on shares of common stock deposited into your Plan account will be reinvested in common stock unless you notify us otherwise on the Enrollment Form or the Change Form, as applicable. We recommend that you use certified mail and insure the certificates against loss.

HOW TO OBTAIN SHARE CERTIFICATES

        You may obtain a stock certificate for any or all of the whole shares held in your Plan account at any time without charge, except that no stock certificates will be issued representing shares held in your Plan account for less than two weeks. We do not issue certificates for partial shares.

        Withdrawal of shares from a Plan account requires notification in writing signed by all account owners. You may use the bottom of any statement for this purpose, write a letter, or request a withdrawal form.

        If you request withdrawal of all your shares between a dividend record date and the payment date, there will be a delay until after payment of the dividend before the shares can be sent to you.

        There is a charge (currently $10 or two percent of the current market value, whichever is greater) to replace a lost or stolen stock certificate. See "Miscellaneous Plan Charges." We recommend that you keep your stock certificates in a safe deposit box. SCANA will not charge for a stock certificate that is lost in the mail on its way to you, if the nonreceipt claim is made within a year of the issuance date.

 SALE OF SHARES

        We will sell your Plan shares for you if you notify us in writing; however, no shares may be sold until they have been held in your Plan account for at least two weeks. We do not take telephone requests to sell shares, and we require signatures of all owners to sell shares.

        If you want us to sell your certificated shares, you must send the stock certificates to us with instructions to sell signed by all owners of the stock. We also have a form which instructs us to sell certificated shares. Let us know if you need one. Please mail stock certificates by certified or registered mail for safety.

        We sell shares once a week. If you want specific details about when sales are being processed during any given week, call us at (800) 763-5891.

        We sell shares on the open market at prevailing market prices. The price you will receive for your shares is the weighted average sales price of all shares sold by the custodian on the day of sale—minus any brokerage commission. We will mail the proceeds of your sale to you by first class mail. Sales are reported at year-end to both you and the Internal Revenue Service.

        The custodian has total authority over when shares are sold. This timing cannot be influenced by SCANA or the participant, and you must bear the market risk associated with fluctuations in the price of common stock. If you want to negotiate the price at which your shares are to be sold, it will be necessary for you to request a stock certificate and engage the services of a stockbroker to handle the sale for you. We will sell partial shares only if you sell all your shares.

        If you request the sale of all your shares between a dividend record date and the dividend payment date, the sale will be delayed until after payment of the dividend. (For example, if we receive your request on September 15 to sell all your shares, the sale will not be processed until after October 1.)

        We will replace an uncashed check once at no charge. Replacements thereafter will cost $10 each and will be sent only following our receipt of the replacement charge. See "Miscellaneous Plan Charges."

TRANSFER OF SHARES

        We will transfer shares for you at no cost. You may:

  (1)
  transfer shares to an existing Plan account; or

  (2)
  establish a new Plan account; or

  (3)
  have a stock certificate issued in another person's name.

At the time of your request, please provide the name, address and social security number of the person receiving the shares. We will not transfer partial shares unless you are transferring all of the shares in your Plan account to another Plan account, and we will not transfer shares unless they have been held in your Plan account for at least two weeks.

        All transfers require the MEDALLION guaranteed signatures of all account owners. Most banks and stockbrokers can MEDALLION guarantee your signature. Our transfer forms have complete instructions. Call us at (800) 763-5891 for a transfer form.

        We will send a gift certificate for shares transferred to a new (or existing) Plan account if you request it.

 CHANGING YOUR ENROLLMENT STATUS OR TERMINATING PARTICIPATION

        You can change your enrollment status at any time. You may decide to stop reinvesting all your dividends and reinvest only part (not less than 10%) of them, or you may decide you would rather remove shares from the Plan in order to have all the dividends on them paid to you. You must notify us in writing if you want to change your enrollment status, and all owners must sign each request. We have a form you may use to make a change in your enrollment status. We will send it to you upon request.

        Any request for change of status received between a dividend record date and the dividend payment date will be delayed until after payment of the dividend.

        You may terminate your participation in the Plan at any time by notifying us in writing. We can send you a certificate for all whole shares in your Plan account and a check representing the sale of the partial share, or we can sell all the shares for you. This, too, requires notification in writing signed by all owners. You can use the bottom of your statement for this notification or write us a letter, or we can send you a form for this purpose.

        If you decide to terminate your participation in the Plan between the dividend record date and the dividend payment date, there will be a delay until after the dividend is paid and the resulting shares are posted to your account. Also, no termination will be processed until after all shares in your Plan account have been held in the account for at least two weeks.

        SCANA may terminate your participation in the Plan at any time upon prior notice to you.

DEATH OF A PLAN PARTICIPANT

        Upon receipt of notification of your death, we will close your Plan account as soon as practicable consistent with the last paragraph of the foregoing section and send a stock certificate evidencing the shares in your Plan account plus a check representing the sale of the partial share to your address of record. We also will send complete, easy-to-understand instructions so that the legal representative of your estate, or the joint owner of your shares, may transfer the shares to a new registration.

CERTAIN TAX CONSEQUENCES OF PLAN PARTICIPATION

        Dividends paid by SCANA Corporation are considered taxable income whether paid in cash or reinvested. Any dividends paid to you in cash or reinvested for you will be reported at year end to you and the Internal Revenue Service.

        The sale of any shares from your Plan account will be reported to you and the Internal Revenue Service. You can develop the cost basis of your shares from your statements.

        Since each stockholder's financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about Plan participation.

STOCK SPLITS, STOCK DIVIDENDS AND RIGHTS OFFERINGS

        Any stock dividends or split shares distributed by SCANA on your Plan shares will be added to your account. Dividends earned by these shares will be reinvested unless you notify us to the contrary. If SCANA should determine to offer securities through a rights offering, you will receive rights based upon the total number of whole shares in your account.

VOTING RIGHTS

        You have the right to exercise all voting rights for the whole shares credited to your Plan account. You may vote in person or by proxy. Your proxy card will show the number of shares you own including both your Plan shares and any certificated or book-entry shares registered in the exact same name and social security number. If you decide to vote in person, please notify the corporate secretary before the meeting begins.

        If no instructions are received on your signed and dated proxy card, all your shares will be voted in accordance with recommendations of SCANA's management. If you do not return the proxy card or don't sign it, your shares will not be voted.

LIABILITY LIMITATION

        Neither SCANA nor the Plan's custodian will be liable for any act (or omission to act) done in good faith. This applies without limitation to the prices at which your shares are purchased or sold, when purchases or sales are made and the fluctuations in market price.

        You are cautioned that this prospectus does not represent a change in SCANA's dividend policy or a guarantee of future dividends. Dividends depend upon SCANA's earnings, financial requirements, governmental regulations and other factors.

        You must recognize that neither SCANA nor the custodian can assure you of a profit or protect you against a loss on shares of common stock purchased or sold through the Plan.

CHANGES TO THE PLAN

        SCANA reserves the right to amend, modify or terminate the Plan at any time in whole or in part. Notice of any such amendment, modification or termination will be mailed to you. If the Plan is terminated by SCANA, we will mail certificates to you for the whole shares along with a check for sale of the partial share.

ACCEPTANCE OF TERMS AND CONDITIONS OF THE PLAN BY PARTICIPANTS

        The terms and conditions of the Plan and its operation are governed by the laws of the State of South Carolina. When you complete and sign the Enrollment Form or the Authorization Form, you are bound by the provisions of the Plan, any subsequent Plan amendments and all actions taken by SCANA and the custodian in operating the Plan. This also applies to heirs, executors, administrators and legal representatives of Plan participants.

DESCRIPTION OF SCANA AND SUBSIDIARIES

        SCANA is an energy-based holding company which, through its subsidiaries, engages principally in electric utility operations in South Carolina, natural gas operations in North Carolina, South Carolina and Georgia, and other energy-related businesses.

        SCANA is a South Carolina corporation with general business powers, and was incorporated on October 10, 1984. SCANA's principal executive office is located at 100 SCANA Parkway, Cayce, South Carolina 29033, telephone (803) 217-9000, and its mailing address is 220 Operation Way, Cayce, South Carolina 29033-3701.

  Regulated Utilities

        SCANA operates its regulated utility businesses in North Carolina and South Carolina through wholly-owned subsidiaries. These regulated businesses continue to be the foundation of SCANA's operations and are conducted in an environment supported by growing service territories and favorable regulatory treatment. SCANA is allowed, subject to state commission approval during annual fuel and purchased gas cost hearings, full pass-through to retail customers of its electric fuel and natural gas costs. This approval has historically been granted. There are also weather normalization clauses in effect for our electric and natural gas customers in South Carolina. In North Carolina, Public Service Company of North Carolina, Incorporated ("PSNC Energy") utilizes a customer usage tracker ("CUT"), a rate decoupling mechanism that breaks the link between revenues and the amount of natural gas sold, which allows PSNC Energy to periodically adjust its base rates for residential and commercial customers based on average per customer consumption. These measures mitigate our commodity price risk and customer usage fluctuations and allow us to focus our efforts on serving our customers. The following is a discussion of SCANA's principal regulated utility subsidiaries.

        South Carolina Electric & Gas Company ("SCE&G").    SCE&G is a public utility engaged in the generation, transmission, distribution and sale of electricity and the purchase, sale and transportation, primarily at retail, of natural gas in South Carolina.

        SCE&G provides all of its electric generation capacity through its own facilities and through the purchase of all of the electric generation of

Williams Station, which is owned by South Carolina Generating Company, Inc., a wholly owned subsidiary of SCANA.

        SCE&G also operates and has a two-thirds interest in V. C. Summer Nuclear Station in South Carolina.

        PSNC Energy.    PSNC Energy is a public utility engaged primarily in purchasing, selling, transporting and distributing natural gas to residential, commercial and industrial customers in North Carolina.

        PSNC Energy is regulated by the North Carolina Utilities Commission ("NCUC"). PSNC Energy's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and, through operation of the CUT, PSNC Energy's base rates for residential and commercial customers are also adjusted based on average per customer consumption. The NCUC reviews PSNC Energy's gas purchasing practices each year.

        Carolina Gas Transmission Corporation ("CGT").    CGT operates as an open access, transportation-only interstate pipeline company and is regulated by the Federal Energy Regulatory Commission.

        CGT transports natural gas in southeastern Georgia and in South Carolina and has interconnections with Southern Natural Gas Company ("Southern Natural") at Port Wentworth, Georgia and with Southern LNG, Inc. at Elba Island, near Savannah, Georgia. CGT also has interconnections with Southern Natural in Aiken County, South Carolina, and with Transcontinental Gas Pipeline Corporation in Cherokee and Spartanburg counties, South Carolina. CGT's customers include SCE&G

(which uses natural gas for electricity generation and for gas distribution to retail customers), SCANA Energy Marketing, Inc. (which markets natural gas to industrial and sale for resale customers, primarily in the Southeast), other natural gas utilities, municipalities and county gas authorities, and industrial customers.

  Principal Nonregulated Business

        SCANA Energy Marketing, Inc. ("SEMI").    SEMI markets natural gas primarily in the southeastern United States, and provides energy-related risk management services to producers and customers. A division of SEMI, SCANA Energy, markets natural gas in Georgia's deregulated natural gas market. SCANA Energy faces significant competition in the Georgia natural gas market.

        The information above concerning SCANA and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning us and our subsidiaries, you should refer to the information described in "Where You Can Find More Information."

RISK FACTORS

        Investing in our common stock involves risks. In deciding whether to invest in our securities, you should carefully consider those risk factors included in Item 1A, "Risk Factors," of our most recent annual report filed with the SEC on Form 10-K, as supplemented by our most recent quarterly report filed with the SEC on Form 10-Q, each of which is incorporated herein by reference, together with all of the other information presented in this prospectus and the documents we have incorporated by reference. Each of those factors could materially adversely affect our operations, financial results and the market price of our securities.

USE OF PROCEEDS

        If shares of common stock are purchased directly from SCANA, the net proceeds will be used for financing capital improvements and general corporate purposes.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The South Carolina Business Corporation Act of 1988 permits indemnification of our directors and officers in a variety of circumstances. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, we carry insurance on behalf of directors, officers, employees or agents. Our restated articles of incorporation provide that no director shall be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

        We have entered into an indemnification agreement with each of our directors and certain of our officers. The indemnification agreements generally provide that we will indemnify each of the covered directors and officers for claims arising in such person's capacity as a director, officer, employee or other agent of us or our subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to our best interests and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.

        The foregoing indemnification provisions may cover liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

        The financial statements and related financial statement schedule incorporated in this prospectus by reference from SCANA's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of SCANA's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters have been reviewed by Francis P. Mood, Jr., Esq., our former Senior Vice President and General Counsel, and such statements are made upon the authority of such counsel as an expert. At or around the time of his review, Mr. Mood owned beneficially 4,829 shares of our common stock (of which 2,950 shares represented restricted stock granted by our board of directors on February 14, 2008, subject to a three year vesting period), including shares acquired by the trustee under SCANA's Stock Purchase-Savings Plan by use of contributions made by Mr. Mood and earnings thereon and including shares purchased by that trustee by use of SCANA contributions and earnings thereon, and shares held indirectly by Mr. Mood.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also read and copy our SEC filings at The New York Stock Exchange offices at 20 Broad Street, New York, New York 10005.

        This prospectus does not repeat important information that you can find in our registration statement and in the reports and other documents which we file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede some of this information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2009, as amended; our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010; our Current Reports on Form 8-K filed on February 10, 2010, February 16, 2010, May 7, 2010, May 14, 2010, May 17, 2010, and October 28, 2010; our Amendment No. 1 to Current Report on Form 8-K filed on May 7, 2010; the description of our common stock contained in our Registration Statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995, and any future filings

(other than information in such documents that is deemed not to be filed) made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

        You may request a copy of our SEC filings at no cost by writing or telephoning us at the following address or phone number, as the case may be:

  Investor Relations Manager
  Investor Relations—B125
  SCANA Corporation
  220 Operation Way
  Cayce, South Carolina 29033-3701
  (803) 217-7458

        You may obtain more information by visiting SCANA's Internet web site at http://www.scana.com (which is not intended to be an active hyperlink). The information on SCANA's Internet web site is not incorporated by reference in this prospectus, and you should not consider it part of this prospectus.

 IF THERE ARE INCONSISTENCIES

        As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

4,718,832 SHARES

Common Stock

SCANA INVESTOR PLUS PLAN

PROSPECTUS

December 13, 2010

PART II

Item 15.    Indemnification of Directors and Officers.

        The South Carolina Business Corporation Act of 1988 permits indemnification of the registrant's directors and officers in a variety of circumstances. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents. The registrant's restated articles of incorporation provide that no director of the registrant shall be liable to the registrant or its shareholders for monetary damages for breach of his or her fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

        The registrant has entered into an indemnification agreement with each of its directors and certain of its officers. The indemnification agreements generally provide that the registrant will indemnify each of the covered directors and officers for claims arising in such person's capacity as a director, officer, employee or other agent of the registrant or its subsidiaries, provided that, among other things, such director and/or officer acted in good faith and with a view to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable grounds for believing that his or her conduct was unlawful. The indemnification agreements also provide for payment for or reimbursement of reasonable expenses incurred by an indemnitee who is a party to a proceeding in advance of final disposition of the proceeding under certain circumstances.

Item 16.    Exhibits.

        Exhibits required to be filed with this registration statement are listed in the exhibit index immediately following the signature page. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on December 13, 2010.

SCANA CORPORATION (Registrant)
By:	/s/ W. B. TIMMERMAN W. B. Timmerman (Chairman of the Board, Chief Executive Officer and Director)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(i) Principal executive officer:
By:	/s/ W. B. TIMMERMAN
Name & Title:	W. B. Timmerman, Chairman of the Board, Chief Executive Officer and Director
Date:	December 13, 2010
(ii) Principal financial officer:
By:	/s/ J. E. ADDISON
Name & Title:	J. E. Addison, Senior Vice President and Chief Financial Officer
Date:	December 13, 2010
(iii) Principal accounting officer:
By:	/s/ J. E. SWAN, IV
Name & Title:	J. E. Swan, IV, Controller
Date:	December 13, 2010
(iv) Other Directors:
*B. L. Amick; J. A. Bennett; S. A. Decker; D. M. Hagood; J. M. Micali; L. M. Miller; J. W. Roquemore; M. K. Sloan; and H. C. Stowe
*Signed on behalf of each of these persons:
/s/ JIMMY E. ADDISON Jimmy E. Addison (Attorney-in-Fact) Date: December 13, 2010
Directors who did not sign:
None

EXHIBIT INDEX

Exhibit No.	Description
1.01	Underwriting Agreement—Not applicable
2.01
Agreement and Plan of Merger, dated as of February 16, 1999 as amended and restated as of May 10, 1999, by and among Public Service Company of North Carolina, Incorporation, the Registrant, New Sub I, Inc. and New Sub II, Inc. (Filed as Exhibit 2.1 to Registrant's Form S-4 on May 11, 1999)
4.01	Restated Articles of Incorporation of the Registrant as amended and adopted April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33-49145)
4.02	Articles of Amendment adopted on April 27, 1995 (Filed as Exhibit 4-B to Registration Statement No. 33-62421)
4.03	Articles of Merger or Share Exchange dated February 10, 2000 (Previously filed)
4.04	Bylaws of the Registrant as revised and amended on December 13, 2000 (Filed as Exhibit 3.01 to Registration Statement No. 333-68266)
4.05	SCANA Investor Plus Plan, effective as of December 13, 2010 (Filed herewith)
5.01	Opinion of Francis P. Mood, Jr., Esq. (Previously filed)
8.01	Opinion re Tax Matters—Not applicable
12.01	Statement re Computation of Ratios—Not applicable
15.01	Letter re Unaudited Interim Information—Not applicable
23.01	Consent of Deloitte & Touche LLP (Filed herewith)
23.02	Consent of Francis P. Mood, Jr. (Included in Exhibit 5.01)
24.01	Power of Attorney (Previously filed)
25.01	Statement of Eligibility of Trustee—Not applicable
26.01	Invitation for Competitive Bids—Not applicable